NEWS RELEASE
Five Below, Inc. Announces Second Quarter Fiscal 2018 Financial Results
Q2 net sales increased 23% to $347.7 million
Q2 EPS increased 50% to $0.45
Raises full year fiscal 2018 guidance
PHILADELPHIA, PA – (September 6, 2018) – Five Below, Inc. (NASDAQ: FIVE) today announced financial results for the thirteen and twenty-six weeks ended August 4, 2018.

For the thirteen weeks ended August 4, 2018:

•	Net sales increased by 22.7% to $347.7 million from $283.3 million in the second quarter of fiscal 2017; comparable sales increased by 2.7%.

•	The Company opened 34 new stores and ended the quarter with 692 stores in 33 states. This represents an increase in stores of 18.5% from the end of the second quarter of fiscal 2017.

•	Operating income increased by 15.7% to $30.4 million from $26.3 million in the second quarter of fiscal 2017.

•	Net income increased by 49.1% to $25.1 million compared to $16.8 million in the second quarter of fiscal 2017.

•
Diluted income per common share was $0.45 compared to $0.30 per share in the second quarter of fiscal 2017. Diluted income per common share included a $0.03 benefit in the second quarter of fiscal 2018 due to the accounting for employee share-based payments.

Joel Anderson, President and CEO, said, “We are very pleased with our second quarter results, which exceeded our expectations. Sales grew 23% driven by strong performance from both new and existing stores. We saw broad-based strength across our worlds as our high quality, trend right products at incredible values continued to resonate with customers."

Mr. Anderson continued, “With our increasing scale, digital marketing expansion and store densification strategy, our brand awareness is growing and we are seeing great opportunities for product, real estate and talent. We believe we are well positioned to continue to execute in the second half and look forward to continuing to provide our customers with the amazing, one-of-a kind shopping experience that is unique to Five Below."

For the twenty-six weeks ended August 4, 2018:

•	Net sales increased by 24.8% to $644.1 million from $516.2 million in the comparable period of fiscal 2017; comparable sales increased by 3.0%.

•	The Company opened 67 new stores compared to 62 new stores opened in the comparable period of fiscal 2017.

•	Operating income increased by 41.1% to $55.1 million from $39.1 million in the comparable period of fiscal 2017.

•	Net income was $46.9 million compared to $25.2 million in the comparable period of fiscal 2017.

•
Diluted income per common share was $0.84 compared to $0.45 per share in the comparable period of fiscal 2017. Diluted income per common share included a $0.07 benefit in the twenty-six weeks ended August 4, 2018 due to the accounting for employee share-based payments.

Calendar Shift

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Financial results for the thirteen and twenty-six weeks ended August 4, 2018 include the thirteen and twenty-six weeks ended August 4, 2018, as compared to the thirteen and twenty-six weeks ended July 29, 2017.

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Comparable sales are reported using the National Retail Federation's restated calendar comparing similar weeks, which are the thirteen and twenty-six weeks ended August 4, 2018 as compared to the thirteen and twenty-six weeks ended August 5, 2017.

Third Quarter and Fiscal 2018 Outlook:
For the third quarter of fiscal 2018, net sales are expected to be in the range of $301 million to $304 million based on opening approximately 50 new stores and assuming a 3% to 4% increase in comparable sales. Net income is expected to be in the range of $9.7 million to $10.7 million, with a diluted income per common share range of $0.17 to $0.19 on approximately 56.3 million estimated diluted weighted average shares outstanding.

For the full year of fiscal 2018, net sales are expected to be in the range of $1.528 billion to $1.540 billion based on opening approximately 125 new stores and assuming a 2.5% to 3.0% increase in comparable sales. Net income is expected to be in the range of $141.7 million to $144.9 million, with a diluted income per common share of $2.51 to $2.57 on approximately 56.4 million estimated diluted weighted average shares outstanding.

Conference Call Information:
A conference call to discuss the second quarter fiscal 2018 financial results is scheduled for today, September 6, 2018, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 412-902-6753 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.fivebelow.com in the investor relations section of the website. A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing 412-317-0088. The pin number to access the telephone replay is 10123488. The replay will be available until September 20, 2018.

Forward-Looking Statements:
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect management's current views and estimates regarding the Company's industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. Investors can identify these statements by the fact that they use words such as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks related to the Company's strategy and expansion plans, risks related to the inability to successfully implement our expansion into online retail, risks related to our ability to select, obtain, distribute and market merchandise profitably, risks related to our reliance on merchandise manufactured outside of the United States, the availability of suitable new store locations and the dependence on the volume of traffic to our stores, risks related to the Company's continued retention of its executive officers, senior management and other key personnel, risks related to changes in consumer preferences and economic conditions, risks related to increased operating costs, including wage rates, risks related to extreme weather, risks related to leasing, owning or building distribution centers, risks related to our ability to successfully manage inventory balance and inventory shrinkage, quality or safety concerns about the Company's merchandise, increased competition from other retailers including online retailers, risks related to the seasonality of our business, risks related to cyber security, risks related to our ability to protect our brand name and other intellectual property, risks related to customers' payment methods, risks related to domestic and foreign trade restrictions including duties and tariffs affecting our domestic and foreign suppliers, including, among others, the direct and indirect impact of recent and potential tariffs imposed and proposed by the United States on foreign imports, and risks associated with leasing substantial amounts of space. For further details and a discussion of these risks and uncertainties, see the Company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this news release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Five Below:
Five Below is a leading high-growth value retailer offering trend-right, high-quality products loved by tweens, teens and beyond. We know life is way better when you’re free to “let go & have fun” in an amazing experience filled with unlimited possibilities. We make it easy to say YES! to the newest, coolest stuff because everything is just $5 and below across awesome Five Below worlds: Style, Room, Sports, Tech, Create, Party, Candy and Now. Founded in 2002 and headquartered in Philadelphia, Pennsylvania, Five Below today has over 700 stores in 33 states. For more information, please visit www.fivebelow.com and a store!

Investor Contact:
Five Below, Inc.
Christiane Pelz
Vice President, Investor Relations
215-207-2658
Christiane.Pelz@fivebelow.com

FIVE BELOW, INC.
Consolidated Balance Sheets
(Unaudited)
(in thousands)

	August 4, 2018	February 3, 2018	July 29, 2017
Assets
Current assets:
Cash and cash equivalents	$133,256	$112,669	$74,759
Short-term investment securities	131,441	131,958	92,721
Inventories	228,109	187,037	184,517
Prepaid income taxes	7,358	2,264	3,698
Prepaid expenses and other current assets	50,210	45,434	34,876
Total current assets	550,374	479,362	390,571
Property and equipment, net	214,923	180,349	159,717
Deferred income taxes	3,949	6,676	9,653
Long-term investment securities	1,404	27,702	—
Other assets	1,687	1,619	1,638
	$772,337	$695,708	$561,579

Liabilities and Shareholders’ Equity
Current liabilities:
Line of credit	$—	$—	$—
Accounts payable	103,891	73,033	76,880
Income taxes payable	407	25,275	3,271
Accrued salaries and wages	13,509	22,906	8,550
Other accrued expenses	66,933	43,246	44,772
Total current liabilities	184,740	164,460	133,473
Deferred rent and other	79,639	72,690	61,591
Total liabilities	264,379	237,150	195,064
Shareholders’ equity:
Common stock	557	554	552
Additional paid-in capital	348,344	346,300	331,515
Retained earnings	159,057	111,704	34,448
Total shareholders’ equity	507,958	458,558	366,515
	$772,337	$695,708	$561,579

FIVE BELOW, INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017	August 4, 2018	July 29, 2017
Net sales	$347,734	$283,320	$644,056	$516,201
Cost of goods sold	225,982	184,814	425,066	343,909
Gross profit	121,752	98,506	218,990	172,292
Selling, general and administrative expenses	91,330	72,205	163,862	133,209
Operating income	30,422	26,301	55,128	39,083
Interest income, net	983	259	2,062	568
Income before income taxes	31,405	26,560	57,190	39,651
Income tax expense	6,342	9,756	10,323	14,456
Net income	$25,063	$16,804	$46,867	$25,195
Basic income per common share	$0.45	$0.30	$0.84	$0.46
Diluted income per common share	$0.45	$0.30	$0.84	$0.45
Weighted average shares outstanding:
Basic shares	55,730,621	55,150,108	55,671,729	55,101,406
Diluted shares	56,191,984	55,519,303	56,110,361	55,423,034

FIVE BELOW, INC.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	August 4, 2018	July 29, 2017
Operating activities:
Net income	$46,867	$25,195
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,367	15,479
Share-based compensation expense	6,157	7,992
Deferred income tax expense	2,727	1,386
Other non-cash expenses	43	66
Changes in operating assets and liabilities:
Inventories	(41,072)	(30,069)
Prepaid income taxes	(5,094)	(2,146)
Prepaid expenses and other assets	(4,844)	(5,826)
Accounts payable	35,424	22,323
Income taxes payable	(24,868)	(20,668)
Accrued salaries and wages	(9,397)	(2,244)
Deferred rent	7,013	9,507
Other accrued expenses	12,066	10,107
Net cash provided by operating activities	44,389	31,102
Investing activities:
Purchases of investment securities	(59,569)	(72,804)
Sales, maturities, and redemptions of investment securities	86,384	68,387
Capital expenditures	(46,522)	(29,949)
Net cash used in investing activities	(19,707)	(34,366)
Financing activities:
Net proceeds from issuance of common stock	168	135
Proceeds from exercise of options to purchase common stock and vesting of restricted and performance-based restricted stock units	3,367	2,845
Common shares withheld for taxes	(7,630)	(1,045)
Net cash (used in) provided by financing activities	(4,095)	1,935
Net increase (decrease) in cash and cash equivalents	20,587	(1,329)
Cash and cash equivalents at beginning of period	112,669	76,088
Cash and cash equivalents at end of period	$133,256	$74,759